Exhibit 3

PROMISSORY NOTE

$6,000,000.00	Memphis, Tennessee	April 22, 2010

FOR VALUE RECEIVED, on or before July 1, 2010, the undersigned Maker (“Maker”) promises to pay to the order of AXIS Technologies Group, Inc. (“Holder”), at its office at 2055 South Folsom Street, Lincoln, Nebraska 68522, or at such other place as Holder may from time to time designate, the principal sum of SIX MILLION and No/100 Dollars ($6,000,000.00).

If default occurs in the payment of any outstanding balance of the sum evidenced hereby within thirty (30) days of written notice from the Holder to Maker that such sum is due and payable, the Holder’s sole remedy shall be to exercise its rights under that certain Stock Pledge and Security Agreement of even date herewith (“Pledge Agreement”).  This Note is secured by 163,192,720 shares of Holder’s common stock (the “ATG Stock”) as set forth in said Pledge Agreement.

This Note may be prepaid in part or in full at any time.  After any payment or satisfaction of debt hereunder, whether from performance by Maker in its efforts to increase the sales of Holder or as otherwise mutually agreed between Maker and Holder, Holder shall release from the lien of the Pledge Agreement at such time as Maker request the equivalent number of shares of ATG Stock on a prorated basis as are represented by the sums so paid or deemed satisfied using 4 cents per share as the release price.

The undersigned expressly waives presentment for payment, demand, protest, notice of dishonor, notice of protest and notice of non-payment of this Note and further waives all benefit of valuation, appraisement and exemption laws, and agrees that this Note, or any payment hereunder, may be extended from time to time without in any way affecting the liability of the undersigned.

In the event this Note is placed in the hands of an attorney for protection of the security, or if Holder incurs any costs incident to the protection of the security, Maker agrees to pay on demand a reasonable attorney's fee.

This Note shall be construed and enforceable in accordance with the laws of the state of Tennessee, in which state such indebtedness is incurred, and in which this Note is made and delivered.

DHAB, LLC, a Tennessee limited liability company

By:	/s/ J. Kevin Adams
Name: J. Kevin Adams Title: CEO